Exhibit 99.1

News Release

Sunoco LP Reports Fourth Quarter and
Record Full Year 2024 Financial and Operating Results

•Delivers record full-year 2024 financial and operating results
◦Net income of $874 million
◦Adjusted EBITDA(1), excluding one-time transaction-related expenses(2), of $1.56 billion
◦Fuel volume of 8.6 billion gallons
•Increases quarterly distribution, targeting a distribution growth rate of at least 5% for 2025
•Expects full-year 2025 Adjusted EBITDA(1)(3) to be in a range of $1.90 billion to $1.95 billion

DALLAS, February 11, 2025 - Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) today reported financial and operating results for the quarter and year ended December 31, 2024.
Financial and Operational Highlights
Net income for the fourth quarter of 2024 was $141 million compared to a net loss of $106 million in the fourth quarter of 2023.
Adjusted EBITDA(1) for the fourth quarter of 2024 was $439 million compared to $236 million in the fourth quarter of 2023. Adjusted EBITDA(1) for the fourth quarter of 2024 includes approximately $7 million of one-time transaction-related expenses(2).
Distributable Cash Flow, as adjusted(1), for the fourth quarter of 2024 was $261 million compared to $148 million in the fourth quarter of 2023.
Adjusted EBITDA(1) for the Fuel Distribution segment for the fourth quarter of 2024 was $192 million compared to $209 million in the fourth quarter of 2023. The segment sold approximately 2.2 billion gallons of fuel in the fourth quarter of 2024. Fuel margin for all gallons sold was 10.6 cents per gallon for the fourth quarter of 2024.
Adjusted EBITDA(1) for the Pipeline Systems segment for the fourth quarter of 2024 was $188 million. Adjusted EBITDA(1) for the fourth quarter of 2024 includes approximately $5 million of one-time transaction-related expenses(2). The segment averaged throughput volumes of approximately 1.4 million barrels per day in the fourth quarter of 2024.
Adjusted EBITDA(1) for the Terminals segment for the fourth quarter of 2024 was $59 million compared to $25 million in 2023. Adjusted EBITDA(1) for the fourth quarter of 2024 includes approximately $2 million of one-time transaction-related expenses(2). The segment averaged throughput volumes of approximately 590 thousand barrels per day in the fourth quarter of 2024.
For the year ended December 31, 2024, net income was $874 million compared to $394 million in 2023.
Adjusted EBITDA(1) for the year ended December 31, 2024 was $1.46 billion compared to $964 million in 2023. Adjusted EBITDA(1) for the year ended December 31, 2024 includes $106 million in one-time transaction-related expenses(2).
Distributable Cash Flow, as adjusted(1), for the year ended December 31, 2024 was $1.08 billion, compared to $664 million in 2023.
Distribution
On January 27, 2025, the Board of Directors of SUN’s general partner declared a distribution for the fourth quarter of 2024 of $0.8865 per unit, or $3.5460 per unit on an annualized basis. The distribution will be paid on February 19, 2025, to common unitholders of record on February 7, 2025.
The Partnership is targeting a distribution growth rate of at least 5% for 2025 and will announce future increases quarterly.

Liquidity, Leverage and Credit
At December 31, 2024, SUN had long-term debt of approximately $7.5 billion and approximately $1.3 billion of liquidity remaining on its $1.5 billion revolving credit facility. SUN’s leverage ratio of net debt to Adjusted EBITDA(1), calculated in accordance with its credit facility, was 4.1 times at the end of the fourth quarter.
Capital Spending
SUN's total capital expenditures in the fourth quarter of 2024 were $132 million, which included $74 million of growth capital and $58 million of maintenance capital. For the full year 2024, growth capital expenditures were $220 million and maintenance capital expenditures were $124 million.
2025 Business Outlook
•Full year 2025 Adjusted EBITDA(1)(3) to be in a range of $1.90 billion to $1.95 billion
•Total operating expenses(4) to be in a range of $900 million to $925 million
•Growth capital expenditures of at least $400 million
•Maintenance capital expenditures of approximately $150 million.
SUN’s segment results and other supplementary data are provided after the financial tables below.
(1)Adjusted EBITDA and Distributable Cash Flow, as adjusted, are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under “Supplemental Information” later in this news release for a discussion of our use of Adjusted EBITDA and Distributable Cash Flow, as adjusted, and a reconciliation to net income.
(2)Transaction-related expenses include certain one-time expenses incurred with acquisitions and divestitures.
(3)A reconciliation of non-GAAP forward looking information to corresponding GAAP measures cannot be provided without unreasonable efforts due to the inherent difficulty in quantifying certain amounts due to a variety of factors, including the unpredictability of commodity price movements and future charges or reversals outside the normal course of business which may be significant.
(4)Operating expenses include general and administrative, other operating, and lease expenses.
Earnings Conference Call
Sunoco LP management will hold a conference call on Tuesday, February 11, 2025, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss results and recent developments. To participate, dial 877-407-6184 (toll free) or 201-389-0877 approximately 10 minutes before the scheduled start time and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.sunocolp.com under Webcasts and Presentations.
About Sunoco LP
Sunoco LP (NYSE: SUN) is a leading energy infrastructure and fuel distribution master limited partnership operating in over 40 U.S. states, Puerto Rico, Europe, and Mexico. The Partnership’s midstream operations include an extensive network of approximately 14,000 miles of pipeline and over 100 terminals. This critical infrastructure complements the Partnership’s fuel distribution operations, which serve approximately 7,400 Sunoco and partner branded locations and additional independent dealers and commercial customers. SUN's general partner is owned by Energy Transfer LP (NYSE: ET).
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results, including future distribution levels, are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.sunocolp.com

Contacts
Investors:
Scott Grischow, Treasurer, Senior Vice President – Finance
(214) 840-5660, scott.grischow@sunoco.com
Media:
Chris Cho, Senior Manager – Communications
(469) 646-1647, chris.cho@sunoco.com

– Financial Schedules Follow –

SUNOCO LP
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(unaudited)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$94	$29
Accounts receivable, net	1,162	856
Accounts receivable from affiliates	—	20
Inventories, net	1,068	889
Other current assets	141	133
Total current assets	2,465	1,927

Property and equipment	8,914	2,970
Accumulated depreciation	(1,240)	(1,134)
Property and equipment, net	7,674	1,836
Other assets:
Operating lease right-of-use assets, net	477	506
Goodwill	1,477	1,599
Intangible assets, net	547	544
Other non-current assets	400	290
Investment in unconsolidated affiliates	1,335	124
Total assets	$14,375	$6,826
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,255	$828
Accounts payable to affiliates	199	170
Accrued expenses and other current liabilities	457	353
Operating lease current liabilities	34	22
Current maturities of long-term debt	2	—
Total current liabilities	1,947	1,373

Operating lease non-current liabilities	479	511
Long-term debt, net	7,484	3,580
Advances from affiliates	82	102
Deferred tax liabilities	157	166
Other non-current liabilities	158	116
Total liabilities	10,307	5,848

Commitments and contingencies

Equity:
Limited partners:
Common unitholders (136,228,535 and 84,408,014 units issued and outstanding as of December 31, 2024 and 2023, respectively)	4,066	978
Class C unitholders - held by subsidiary (16,410,780 units issued and outstanding as of December 31, 2024 and 2023)	—	—
Accumulated other comprehensive income	2	—
Total equity	4,068	978
Total liabilities and equity	$14,375	$6,826

SUNOCO LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per unit data)
(unaudited)

.

	Three months ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues	$5,269	$5,641	$22,693	$23,068

Costs and Expenses:
Cost of sales	4,644	5,492	20,595	21,703
Operating expenses	172	94	545	356
General and administrative	52	34	277	126
Lease expense	19	17	72	68
(Gain) loss on disposal of assets and impairment charges	(7)	1	45	(7)
Depreciation, amortization and accretion	152	46	368	187
Total cost of sales and operating expenses	5,032	5,684	21,902	22,433
Operating Income (Loss)	237	(43)	791	635
Other Income (Expense):
Interest expense, net	(117)	(55)	(391)	(217)
Equity in earnings of unconsolidated affiliates	25	1	60	5
Gain (loss) on West Texas Sale	(12)	—	586	—
Loss on extinguishment of debt	—	—	(2)	—
Other, net	12	—	5	7
Income (Loss) Before Income Taxes	145	(97)	1,049	430
Income tax expense	4	9	175	36
Net Income (Loss)	$141	$(106)	$874	$394

Net Income (Loss) per Common Unit:
Basic	$0.76	$(1.50)	$6.04	$3.70
Diluted	$0.75	$(1.50)	$6.00	$3.65

Weighted Average Common Units Outstanding:
Basic	136,038,591	84,139,599	118,529,390	84,081,083
Diluted	136,870,335	84,139,599	119,342,038	85,093,497

Cash Distributions per Common Unit	$0.8865	$0.8420	$3.5133	$3.3680

SUNOCO LP
SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Three months ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income (loss)	$141	$(106)	$874	$394
Depreciation, amortization and accretion	152	46	368	187
Interest expense, net	117	55	391	217
Non-cash unit-based compensation expense	5	4	17	17
(Gain) loss on disposal of assets and impairment charges	(7)	1	45	(7)
Loss on extinguishment of debt	—	—	2	—
Unrealized (gains) losses on commodity derivatives	4	(10)	12	(21)
Inventory valuation adjustments	(13)	227	86	114
Equity in earnings of unconsolidated affiliates	(25)	(1)	(60)	(5)
Adjusted EBITDA related to unconsolidated affiliates	48	2	101	10
(Gain) loss on West Texas Sale	12	—	(586)	—
Other non-cash adjustments	1	9	32	22
Income tax expense	4	9	175	36
Adjusted EBITDA (1)	439	236	1,457	964
Transaction-related expenses	7	—	106	—
Adjusted EBITDA(1), excluding transaction-related expenses	$446	$236	$1,563	$964

Adjusted EBITDA (1)	$439	$236	$1,457	$964
Adjusted EBITDA related to unconsolidated affiliates	(48)	(2)	(101)	(10)
Distributable cash flow from unconsolidated affiliates	43	1	93	7
Cash interest expense	(114)	(53)	(369)	(210)
Current income tax expense	(5)	(4)	(189)	(23)
Transaction-related income taxes	(3)	—	179	—
Maintenance capital expenditures	(58)	(33)	(124)	(70)
Distributable Cash Flow	254	145	946	658
Transaction-related expenses	7	3	135	6
Distributable Cash Flow, as adjusted (1)	$261	$148	$1,081	$664

Distributions to Partners:
Limited Partners	$121	$71	$478	$284
General Partner	37	19	145	76
Total distributions to be paid to partners	$158	$90	$623	$360
Common Units outstanding - end of period	136.2	84.4	136.2	84.4
(1)Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation, amortization and accretion expense, allocated non-cash compensation expense, unrealized gains and losses on commodity derivatives and inventory valuation adjustments, and certain other operating expenses reflected in net income that we do not believe are indicative of ongoing core operations, such as gains or losses on disposal of assets and non-cash impairment charges. We define Distributable Cash Flow as Adjusted EBITDA less cash interest expense, including the accrual of interest expense related to our long-term debt which is paid on a semi-annual basis, current income tax expense, maintenance capital expenditures and other non-cash adjustments. For Distributable Cash Flow, as adjusted, certain transaction-related adjustments and non-recurring expenses are excluded.
We believe Adjusted EBITDA and Distributable Cash Flow, as adjusted, are useful to investors in evaluating our operating performance because:
•Adjusted EBITDA is used as a performance measure under our revolving credit facility;
•securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;
•our management uses them for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and

•Distributable Cash Flow, as adjusted, provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, and as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.
Adjusted EBITDA and Distributable Cash Flow, as adjusted, are not recognized terms under GAAP and do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as a measure of liquidity. Adjusted EBITDA and Distributable Cash Flow, as adjusted, have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:
•they do not reflect our total cash expenditures, or future requirements for capital expenditures or contractual commitments;
•they do not reflect changes in, or cash requirements for, working capital;
•they do not reflect interest expense or the cash requirements necessary to service interest or principal payments on our revolving credit facility or senior notes;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; and
•as not all companies use identical calculations, our presentation of Adjusted EBITDA and Distributable Cash Flow, as adjusted, may not be comparable to similarly titled measures of other companies.
Adjusted EBITDA reflects amounts for the unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliates as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly. Inventory valuation adjustments that are excluded from the calculation of Adjusted EBITDA represent changes in lower of cost or market reserves on the Partnership's inventory. These amounts are unrealized valuation adjustments applied to fuel volumes remaining in inventory at the end of the period.

SUNOCO LP
SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)

	Three months ended December 31,
	2024	2023
Segment Adjusted EBITDA:
Fuel Distribution	$192	$209
Pipeline Systems	188	2
Terminals	59	25
Adjusted EBITDA	439	236
Transaction-related expenses	7	—
Adjusted EBITDA, excluding transaction-related expenses	$446	$236

The following analysis of segment operating results includes a measure of segment profit. Segment profit is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment profit is similar to the GAAP measure of gross profit, except that segment profit excludes charges for depreciation, depletion and amortization. The most directly comparable measure to segment profit is gross profit. The following table presents a reconciliation of segment profit to gross profit.

	Three months ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Fuel Distribution segment profit	$302	$130	$1,187	$1,225
Pipeline Systems segment profit	203	1	535	3
Terminals segment profit	120	18	376	137
Total segment profit	625	149	2,098	1,365
Depreciation, amortization and accretion, excluding corporate and other	151	45	364	186
Gross profit	$474	$104	$1,734	$1,179

Fuel Distribution

	Three months ended December 31,
	2024		2023
Motor fuel gallons sold (millions)	2,151		2,195
Motor fuel profit cents per gallon(1)	10.6	¢	11.8	¢
Fuel profit	$239		$60
Non-fuel profit	35		32
Lease profit	28		38
Fuel Distribution segment profit	$302		$130
Expenses	$(120)		$(126)

Segment Adjusted EBITDA	$192		$209
Transaction-related expenses	—		—
Segment Adjusted EBITDA, excluding transaction-related expenses	$192		$209
(1) Excludes the impact of inventory valuation adjustments consistent with the definition of Adjusted EBITDA.
Volumes. For the three months ended December 31, 2024 compared to the same period last year, volumes decreased due to the West Texas Sale, offset by volume increases from investment and profit optimization strategies.
Segment Adjusted EBITDA. For the three months ended December 31, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our Fuel Distribution segment decreased due to the net impact of the following:
•a decrease of $13 million related to a 2% decrease in gallons sold and a decrease in profit per gallon primarily due to the West Texas Sale in April 2024; and
•a decrease of $10 million in lease profit due to the West Texas Sale; partially offset by
•a decrease of $6 million in expenses primarily due to the West Texas Sale and lower allocated overhead.

Pipeline Systems

	Three months ended December 31,
	2024	2023
Pipelines throughput (thousand barrels per day)	1,395	—
Pipeline Systems segment profit	$203	$1
Expenses	$(64)	$—

Segment Adjusted EBITDA	$188	$2
Transaction-related expenses	5	—
Segment Adjusted EBITDA, excluding transaction-related expenses	$193	$2
Volumes. For the three months ended December 31, 2024 compared to the same period last year, volumes increased due to recently acquired assets.
Segment Adjusted EBITDA. For the three months ended December 31, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our Pipeline Systems segment increased due to the acquisition of NuStar on May 3, 2024.

Terminals

	Three months ended December 31,
	2024	2023
Throughput (thousand barrels per day)	593	411
Terminal segment profit	$120	$18
Expenses	$(59)	$(19)

Segment Adjusted EBITDA	$59	$25
Transaction-related expenses	2	—
Segment Adjusted EBITDA, excluding transaction-related expenses	$61	$25
Volumes. For the three months ended December 31, 2024 compared to the same period last year, volumes increased due to recently acquired assets.
Segment Adjusted EBITDA. For the three months ended December 31, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our Terminals segment increased primarily due to the recent acquisitions of NuStar and Zenith European terminals.